UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: June 5, 2013

(Date of earliest event reported)

Garrison Capital Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-00878	90-0900145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 Avenue of the Americas New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 372-9590

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 5, 2013, Garrison Funding 2012-1 LLC (“GF 2012-1”), a wholly-owned indirect subsidiary of Garrison Capital Inc., entered into an agreement for a commitment increase (the “Agreement”) with Versailles Assets LLC, which increased the size of GF 2012-1’s credit facility (the “Credit Facility”) with the lenders party thereto, Natixis, New York Branch, as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent and custodian, from $150 million to $175 million, consisting of $125 million of term loans and $50 million of revolving loans.

As previously disclosed, the Credit Facility is secured by all of the assets held by GF 2012-1. Borrowings under the Credit Facility remain subject to, among other things, the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Agreement and is qualified in its entirety by reference to a copy of the Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K.

A press release announcing the Agreement is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement for Commitment Increase, dated as of June 5, 2013, by and between Garrison Funding 2012-1 LLC, as borrower, and Versailles Assets LLC, as increasing lender, as acknowledged and agreed to by Natixis, New York Branch, as administrative agent.

99.1	Press Release of Garrison Capital Inc. dated June 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Garrison Capital Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARRISON CAPITAL INC.

Date: June 6, 2013	By:	/s/ Brian Chase
	Name:	Brian Chase
	Title:	Chief Financial Officer